Exhibit 10.2
                             ADDENDUM TO COMMERCIAL
                                LEASE AGREEMENT

   This Addendum to Commercial Lease Agreement is entered as of this 1st day of July, 2000 by and between GMM Associates, a Pennsylvania partnership ("Landlord") and Valley Forge Scientific Corp., a Pennsylvania corporation, ("Tenant").

                                    RECITAL

   On July 1, 1995, Landlord and Tenant entered into a commercial lease ("Original Lease") for 4,200 square feet of office and warehouse space at 136 Green Tree Road, Suite 100, Oaks, Pennsylvania.

The Term of the Original Lease expired on June 30, 2000.

   The parties now desire to extend the term of the Original Lease with such modifications as set forth in this Addendum.

   NOW THEREFORE, in consideration for the mutual promises and agreements contained herein, the parties intending to be legally bound, hereby agree as follows:

     a. Term. The term of the Original Lease shall be extended until June 30, 2005.

     b. Minimum Rent. The initial minimum annual rent shall be Fifty Two Thousand One Hundred Fourteen and 56/100 Dollars, ($52,114.56), which Tenant covenants to pay, without previous demand thereto, in equal monthly payments of $4,342.88 on the first day of each month commencing on the 1st day of July, 2000.

     c. Operating Expenses. In addition to the minimum rent, Tenant shall pay to Landlord an Operating Expense allowance of $3,600 per year in equal monthly installments.

     d. Additional Rent. As additional annual minimum rent, Tenants agree that in the event the Producer Price Index-United States, published by the Bureau of Labor Statistics of the United States Department of Labor (hereinafter called the "Price Index") reflects an increase between the calendar three months prior to the commencement date of the Lease, and such Price Index for the calendar month three months prior to each anniversary of the Lease, and any extensions or renewals thereof (the comparison basis for such computation then being the Price Index last calculated for purposes of rental increase), then the annual minimum rent payable after each such anniversary shall be adjusted by multiplying the percentage increase thus determined by the minimum annual rent then payable and this sum shall represent the annual increase until the next anniversary date on which such adjustment takes place.

     e. ORIGINAL LEASE TERMS IN FULL FORCE AND EFFECT. All capitalized terms not defined herein shall have the meaning ascribed to them in the Original Lease. The terms of the Original Lease, which are not specifically modified by this Addendum shall be in full force and effect and binding on the parties.

   This Agreement is entered as of the date first written above.

                                                Landlord:
                                                GMM Associates


                                                By: /s/ Thomas J. Gilloway
                                                Thomas J. Gilloway, Partner



                                                Tenant:
                                                VALLEY FORGE SCIENTIFIC CORP.


                                                By:  /s/ Jerry L. Malis
                                                Jerry L. Malis, President